Hotstone Gold Property
OPTION AGREEMENT

THIS AGREEMENT made as of the   6th day of October,  between

David L. Gibson (the “Optionor”)
222 Main Street
Airdrie, AB T4B 2J3

and Coastal Pacific Mining Corp. (the “Optionee”)
927 Drury Ave. NE
Calgary, AB T2E 0M3

Legal Counsel
Peter Gennuso
Gersten Savage LLP
9th Floor, 600 Lexington Avenue
New York NY 10022

Whereas:
The Optionor is the recorded and beneficial holder of a 100% un-divided interest in certain mining claims/property(the “Property”) situated in Greenlaw Township located south-east of Chapleau, Ontario as outlined in attached schedule “A”.

The Optionee wishes to earn a 50% undivided interest in the “Property” through the exercised and entire completion of the terms of this Option Agreement (the “Agreement”).

1. Interpretation

Definitions.   The following terms, wherever used in this Agreement, shall have the meanings set forth below:

A.	“Acts” means all legislation, as amended from time to time, of the jurisdiction in which the Property is located, applicable to the Property, including all Mining Exploration Operations.
B.	“Affiliate” “shall have the meaning attributed to it in the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;
C.	“Assets” means all tangible and intangible goods, chattels, improvements, or other items including, without limiting the generality of the foregoing, land, buildings, and equipment.

D.	“Costs” means all items of outlay and expense whatsoever, direct or indirect, with respect to mining exploration operations, recorded by the Operator in accordance with this Agreement.
E.	“Currency” means all dollar amounts expressed in this Agreement in lawful currency of Canada.
F.
“Expenditures” means all costs, expenses and charges, direct and indirect, of or incidental to the Mining Exploration Operations incurred by the Optionee including, without limiting the generality of the foregoing, a charge for administrative services of the Option Agreement not exceeding [10%] of the amount of the costs, expenses and charges of the 1.5 million dollar expenditure budget.

G.	“Interest” means the undivided beneficial percentage interest of each party retained or earned as a result of this Agreement in the Property.
H.	“Minerals” shall mean the end products derived from the operations of mining processes and mining operations upon the Property as a mine;
I.
“Mining Exploration Operations” means every kind of work done on or in respect of the Property, during the subsistence of the Option by or under the direction of the Optionee/Operator including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, searching for, digging, trucking, sampling, working and procuring mineral ores and metals, surveying and all other work usually considered to be prospecting, exploration, resource development and mining exploration.

J.	“Operator” means the party appointed as the Operator in accordance with this Agreement, as being David L. Gibson and/or Gibson and Associates or assigns of the Operator.
K.	“Optionor” means David L. Gibson
L.	“Optionee” means Coastal Pacific Mining Corp..
M.	“Program” means any program to carry our work and incur Costs on the Property and includes as the context requires:
i.
a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work is to be undertaken and

ii.	the preparation of any feasibility report, and shall include any amendments to a program as may be agreed upon by the Optionor and Optionee.
N.	“Property” means all of the mineral claims outlined and described in schedule “A”.
O.	“this Option Agreement” refers to and collectively includes this Agreement and every schedule attached (hereinafter the “Agreement”).
P.	“MNDM” refers to the Ministry of Northern Development and Mines.

2.
Authority. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of or in connection with the Property shall be done, transacted, undertaken or performed in the name of and by the Operator only.

3.
Grant of Option to earn Interest. The Optionor grants to the Optionee the right to earn a 50% interest in the Property, as outlined in Schedule “A”, through the entire completion of the terms of this agreement, over a period of 1 years from the date of signing of this Agreement.  No partial interest will be incurred or earned through partial completion of this Agreement. This right may be exercised in the manner referred to in item 12.

4.
Exercise of Option. In order to maintain in force the working right of the option granted to it, and to exercise the Option, the Optionee must complete in full all of the following terms within one (1) year from the date of signing this Agreement:

(i)	Upon signing, the issuance of 1,000,000 (One million) common shares of stock of Coastal Pacific Mining Corp.
(ii)	A total of $100,000.00 in cash payments made within 6 months of signing this Agreement in 2 installments as outlined in 4 (iii) and 4 () below;
(iii)	The first payment of $50,000.00 due within 60 days from the execution date of the Option Agreement;
(iv)	The second cash payment of $50,000.00 will be made on the 6 month anniversary date from the date of execution of the option Agreement;
(v)
Within six (6) months from the execution of this Agreement, raise 1.5 million dollars, to be expended upon the property in the form of a work program to be agreed upon by the parties to this Agreement and to be conducted by the Operator.

5.
Headings. The headings of this Option Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Option Agreement.

6.
Governing Law.  This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of Alberta shall have exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement.

7.
Initial Operator.  The Optioner shall be the Initial Operator and shall be entitled to act as the Operator of the exploration programs upon the Property here-in named as David L. Gibson and/or Gibson and Associates Incorporated to act as Operator for the exploration programs to be conducted upon the Hotstone Gold Property for the duration of this Agreement.

8.	Exploration Program.
(a)
Expenditures. The Optionee agrees under the terms of this Agreement to fund a 1.5 million dollar exploration program within the first year of signing the Agreement upon the Property through a prepared mining exploration work program. Costs shall only be incurred under and pursuant to Programs prepared by the Operator. The Operator shall be entitled to a [10%] administration fee for the work programs and an allowance for cost overruns of [10%] in addition to any budgeted costs.

(b)
Preparation of Programs.  The Operator shall prepare, or have prepared, a designated work program, containing a statement in reasonable detail of the proposed mining exploration operations to be conducted along with estimates of all costs to be incurred.

(c)
Commencement of Program.  The Operator will proceed with the work upon selection of an approved exploration program design and budget in conjunction with the required financing of the Optionee’s financial commitment expenditure of 1.5 million dollars.

(d)	Program Update. The Operator will supply progress and program updates to the Optionee and Optionor as results and events dictate.
(e)
Distribution of Funds.  The 1.5 million dollars will be placed in trust with a designated trust agent selected by the Operator for distribution in accordance with the on-going expenditures incurred during the process of the designated work program(s) and cash payments. The Operator will submit to the trust agent invoices on a bi-weekly basis for payment of costs incurred payable upon receipt.  An advance of 30% of the funds held in trust, will be forwarded to the Operator for distribution to the contractors for the commencement of work program(s), known as startup capital.

9.	Title to and Option of the claims.

Optionor’s representations and warranties.  The Optionor represents and warrants to the Optionee that:
(A)	it is the beneficial and registered or recorded owner of a 100% interest in the Property.
(B)	The Property is in good standing, free and clear of all encumbrances,
(C)	All of the claims comprising the Property have been validly and properly located, staked, tagged and recorded in accordance with the Ontario Mining Act.
(D)	It has the full and undisputed right to deal with the Property as provided in this Agreement.

10.
Grant of Option to earn Interest. The Optionor grants to the Optionee the right to earn a 50% interest in the Property through the entire completion of the terms of this Agreement, for a period of 1 year from the date of signing of this Agreement.  No partial interest will be granted, earned or incurred through any partial completion of this Agreement.

11.
Lapse or Acceleration of the Option. The Optionee may let the working right lapse by failing to make any of the payments referred to in Item 4, or may accelerate any or all of these payments or expenditures as outlined in Item 4 to complete the terms of this Agreement.

12.
Maintenance of the Property.  The Optionee agrees that during the currency of the Option, the Operator shall file all work from the designated work program(s), in the form of assessment work, to maintain the Property in good standing and pay all taxes, assessment fees, and other charges lawfully levied or assessed against the Property from the 1.5 million dollar work expenditure budget, except for any part of the Property abandoned pursuant to Item 13. The Optionor shall transmit promptly to the Operator any notices pertaining to the taxes, assessments and other charges.

13.
Abandonment.  The Optionee may at any time, during the currency of the Option, abandon any one or more of the claims, which comprise the Property.  The Optionee shall give the Optionor notice in writing of any abandonment.  In the event that any of the claims comprising the Property are abandoned (including the termination of this Agreement without the Optionee having exercised the Option), the Optionee will ensure that the claims are in good standing for a period of at least 6 months from the notice of abandonment and the Optionee agrees to pay all invoices submitted by the Operator to complete or wind-down the programs in full.

14.
Assessment work.  The work programs conducted upon the Property will be deemed to be of and for the benefit of the Optionor and the Operator shall file, on behalf of the Optionee, in whole or in part, the assessment credits, as may become available, to Property with the MNDM, from the mining exploration operations conducted upon the Property during the currency of this Agreement.

15.
Indemnity.  The Optionee shall indemnify and save the Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to the formation of this Agreement, provided, that the Optionor shall not be indemnified for any losses, liabilities, claims, demands, damages, expenses, suits, injury or death resulting from negligence or willful misconduct of the Optionor or its employees, agents, directors, officers, or contractors. The Operator will indemnify and save the Optionor and the Optionee harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death arising from the conducted work program(s).

16.
Interest Earned.  If the Optionee has, on or before one year from the execution date of this Agreement., made the payments referred to in Item 4 (ii), and incurred the Expenditures referred to in Item 4 (v), and issuance of capital stock in Coastal Pacific Mining Corp. as referred to in Item 4 (i), the Optionee shall have the right, by giving written notice to the Optionor on or before one year from the execution date of this Agreement, to become the owner of a 50% undivided interest in all or part(s) of the Property as outlined in Schedule “A”, as the Optionee elects and will be registered upon title of the Property upon full completion of the Agreement.

17.
Assignment of Interest.  During the currency of the Optionee and Optionor shall not, except as set out, sell, transfer nor assign this Agreement or their right or beneficial interest in the Property without the consent of the other party.  Either party shall be permitted to assign this Agreement to an Affiliate on the assigning party providing a guarantee, in form satisfactory to the other party to this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in forma and substance satisfactory to counsel for the other party.

18.
Area of Interest.  The area of interest shall be deemed to comprise that area which is included within three (3) kilometers of the outermost boundary of the mineral properties which constitute the Property as outlined in Schedule “A”.

19.
Earn-Back Interest. Upon full completion of the Agreement by the Optionee, and registration of the vested or earned interest, the Optionor or its assigns has the right to earn-back the registered Optionee’s interest or portions thereof by making equivalent work program expenditures upon the property, and earn all or part of the Optionee’s registered vested interest, if the expenditures are not matched by the Optionee on a vested ratio basis.

20.
Encumbrances.  During the currency of the Agreement the Optionor and Optionee shall not pledge, mortgage, charge, or otherwise encumber their beneficial interest in the Property or their rights under this Agreement.

21.	Limitations of Obligations of Optionee. It is understood and agreed that:
(a)	that the Optionee shall make cash payments, issue common stock in Coastal Pacific Mining Corp. and incur expenditures as outlined in Item 4.
(b)	Subject to the terms of this Agreement, the Optionee may at any time abandon the working right in the option as in Item 13.
(c)
In the event that the Optionee abandons the Agreement or fails to complete the terms of the Agreement then no fractional or partial interest in the Property will be granted and no shares of common stock of Coastal Pacific Mining Corp. and no monies will be refunded or returned to the Optionee for cash payments made and expenditures incurred upon the Property.

22.
Equipment. In the event that the Optionee abandons the working right and Agreement all buildings, plant, equipment, machinery, tools, appliances and supplies which the Optionee may have brought on the Property, either before or during the period of the Agreement, may be removed by the Optionee at any time not later than six months after the abandonment of the Agreement.  Under this Agreement, any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Property during the six month period shall be at the Optionee’s sole risk and, if not removed after the six-month period, shall be removed by the Optionor at the expense of the Optionee.

23.	Information. All information in the form of maps, plans, drill logs, and surveys will become the property of the Optionor, and shall be delivered by the Optionee upon completion of the Agreement.

24.	Time. Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.
25.
Cancellation.  This Agreement may be cancelled at anytime for any reason, by either party giving the other party 60 days written notice of cancellation and ensuring that any and all invoices submitted within that 60 days by the operator are paid in full by the Optionee.

26.
Confidentiality of information.  All information and data concerning or derived from the mining exploration operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, or prospectus or statement of material facts by any party or any of its affiliates, shall not disclose to any person other than an affiliate without the prior consent of the Operator any information related to the exploration of the Property.

27.	Entire Agreement. With respect to the subject-matter of this Agreement, this Agreement:
(a)	Sets forth the entire agreement between the parties and any person who have in the past or who are now representing either of the parties;
(b)	Supersedes all prior understandings and communications between the parties or any of them, oral or written and
(c)	Constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other, which is not embodied in this Agreement.  Each party acknowledges that it shall have no right to rely on ay amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each party.

By initialing each page and signing below both parties representing the Optionor and Optionee agree to the terms and conditions of this Agreement:

Optionor                                                                                  Optionee

David Lawrence Gibson                                                                         Coastal Pacific Mining Corp.
6 Jensen Heights Place                                                                           927 Drury Ave. NE
Airdrie, AB T4B 2J3                                                                                Calgary, AB T2E 0M3

David Lawrence Gibson                                                                         Joseph Bucci, President
Printed Name and Title                                                                           Printed Name and Title

/s/ David Lawrence Gibson                                                                   s/ Joseph Bucci
Signature                                                                                 Signature

October 6, 2010                                                                                       October 6, 2010
Date                                                                                                          Date

Schedule “A”

PORCUPINE Mining Division - 136325 - GIBSON, DAVID LAWRENCE

Township/Area	Claim Number	Recording Date	Claim Due Date	Status	Percent Option	Work Required	Total Applied	Total Reserve	Claim Bank
GREENLAW	1163944	1996-Jun-05	2010-Jun-05	A	100%	$ 800	$ 9,600	$ 9,761	$ 0
GREENLAW	1163945	1996-Jun-05	2011-Jun-05	A	100%	$ 400	$ 5,200	$ 9,042	$ 0
GREENLAW	1163946	1996-Jun-17	2010-Jun-17	A	100%	$ 1,200	$ 14,400	$ 9,043	$ 0
GREENLAW	1206533	1996-Jun-17	2011-Jun-17	A	100%	$ 400	$ 5,200	$ 9,043	$ 0